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                                                                     EXHIBIT 5.2

                  [LETTERHEAD OF ROBERTS, SHERIDAN & KOTEL]

                         Discovery Laboratories, Inc.
                         ----------------------------
                       Merger of Discovery With and Into
                       ---------------------------------
                          Ansan Pharmaceuticals, Inc.
                          ---------------------------
Dear Sirs:

        We have acted as counsel for Discovery Laboratories, Inc., a Delaware corporation ("Discovery"), in connection with the merger of Discovery with and into Ansan Pharmaceuticals, Inc. ("Ansan") pursuant to an Agreement and Plan of Reorganization and Merger dated as of July 16, 1997 (the "Merger Agreement"), between Ansan and Discovery. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

        Our representation described above has involved, among other things, discussions and inquiries concerning various legal matters, reviewing certain corporate records, documents and proceedings, and participating in conferences with certain officers and other representatives of Discovery and Ansan during which the contents of the Proxy and the S-4 and related matters were discussed. Please be advised, however, that we have not been asked to provide an opinion with regard to the Proxy and the S-4 and that this letter is not a legal opinion. In addition, please be advised that the limitations inherent in the absence of any independent verification of factual matters and the character of determinations involved in reviewing the Proxy and the S-4 and relevant securities laws are such that we do not assume any responsibility for the accuracy, completeness or fairness of the statements included or incorporated in the Proxy or the S-4.

        Subject to the limitations set forth herein and on the basis of our review of the Proxy and the S-4 described above (and taking into account, as to materiality, the representations, warranties and certifications of Discovery and its representatives), we hereby advise you that our work in connection with this matter did not disclose any information regarding Discovery which has caused us to believe that the Proxy or the S-4 contained an untrue statement of a material fact regarding Discovery or omitted to state a material fact regarding Discovery necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except for (i) any financial statements or schedules and other information or data of a financial, accounting or statistical nature, (ii) projections, estimates or any other analyses dependent on future events described therein, (iii) the assumptions underlying any of the foregoing, (iv) any statutes or governmental rules, regulations, proceedings or actions relating to patents, patent applications, trademarks, service marks, tradenames, copyrights or know-how and
(v) the technical properties, characteristics and capabilities of, or governmental proceedings or actions regarding, Discovery's products, innovations and technologies and clinical data relating to the same, as to all of which we have not been asked to express, and do not express, any view).

        We are furnishing this letter to Ansan solely for its benefit and only in connection with the Proxy and the S-4. This letter may not be used, circulated, quoted or otherwise referred to or relied upon for any other purpose or by any other person or entity without our prior written consent and is subject to the same limitations and assumptions as set forth in our opinion of even date herewith to Ansan.


                                        Very truly yours,